Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2005, except for Note 12, as to which the date is January 5, 2006, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-128250) and related Prospectus of Koppers Holdings Inc. for the registration of 10,005,000 shares of its common stock.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

January 6, 2006